UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

January 31, 2008

Date of Report (Date of earliest event reported)

ABRAXAS PETROLEUM CORPORATION

(Exact name of registrant as specified in its charter)

Nevada	0-19118	74-2584033
(State or other jurisdiction of incorporation)	(Commission File Number)	(I.R.S. Employer Identification Number)

500 N. Loop 1604 East, Suite 100

San Antonio, Texas 78232

(210) 490-4788

(Address of principal executive offices and Registrant’s telephone number, including area code)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

[ ]	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
[ ]	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
[ ]	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
[ ]	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

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Item 1.01  Entry into a Material Definitive Agreement.

Amended and Restated Partnership Credit Facility

On January 31, 2008, Abraxas Energy Partners, L.P., an indirect subsidiary of Abraxas Petroleum Corporation, which we refer to as the Partnership, entered into an amended and restated senior secured revolving credit facility with Société Générale, as administrative agent and issuing lender, The Royal Bank of Canada, as syndication agent, The Royal Bank of Scotland PLC, as documentation agent and the lenders signatory thereto, which we refer to as the Credit Facility. The Credit Facility has a maximum commitment of $300.0 million. Availability under the Credit Facility is subject to a borrowing base. The borrowing base under the Credit Facility, which is currently $140.0 million, is determined semi-annually by the lenders based upon the Partnership’s reserve reports, one of which must be prepared by the Partnership’s independent petroleum engineers and one of which may be prepared internally. The amount of the borrowing base is calculated by the lenders based upon their valuation of the Partnership’s proved reserves utilizing these reserve reports and their own internal decisions. In addition, the lenders, in their sole discretion, may make one additional borrowing base redetermination during any six-month period between scheduled redeterminations. The lenders may also make a redetermination in connection with any sales of producing properties with a market value of 5% or more of the Partnership’s current borrowing base. The Partnership’s current borrowing base of $140.0 million was determined based upon its reserves at June 30, 2007 and the reserves attributable to the oil and gas properties acquired from St. Mary Land & Exploration Company on January 31, 2008. The borrowing base can never exceed the $300 million maximum commitment amount. Outstanding amounts under the Credit Facility bear interest at the reference rate announced from time to time by Société Générale plus .25% - 1.00%, depending on the utilization of the borrowing base or, if the Partnership elects, at the London Interbank Offered Rate plus 1.25% - 2.00%, depending on the utilization of the borrowing base. Subject to earlier termination rights and events of default, the Credit Facility’s stated maturity date is January 31, 2013. Interest is payable quarterly on reference rate advances and not less than quarterly on Eurodollar advances. The Partnership is permitted to terminate the Credit Facility, and under certain circumstances, may be required, from time to time, to permanently reduce the lenders’ aggregate commitment under the Credit Facility.

Each of the general partner of the Partnership, Abraxas General Partner, LLC, which is a wholly-owned subsidiary of Abraxas and which we refer to as the GP, and Abraxas Operating, LLC, which is a wholly-owned subsidiary of the Partnership and which we refer to as the Operating Company, has guaranteed the Partnership’s obligations under the Credit Facility on a senior secured basis. Obligations under the Credit Facility are secured by a first priority perfected security interest, subject to certain permitted encumbrances, in property and assets of the GP, the Partnership and the Operating Company comprising at least 90% of the PV-10 of their proved reserves and the related oil and gas properties, other than the GP’s general partner units in the Partnership.

Under the Credit Facility, the Partnership is subject to customary covenants, including certain financial covenants and reporting requirements. The Credit Facility requires the Partnership to maintain a minimum current ratio as of the last day of each quarter of 1.0 to 1.0

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and an interest coverage ratio (defined as the ratio of consolidated EBITDA to consolidated interest expense) as of the last day of each quarter of not less than 2.50 to 1.00.

In addition to the foregoing and other customary covenants, the Credit Facility contains a number of covenants that, among other things, will restrict the Partnership’s ability to:

•	incur or guarantee additional indebtedness;
•	transfer or sell assets;
•	create liens on assets;
•	engage in transactions with affiliates;
•	make any change in the principal nature of its business; and
•	permit a change of control.

The Credit Facility also contains customary events of default, including nonpayment of principal or interest, violations of covenants, cross default and cross acceleration to certain other indebtedness including the Subordinated Credit Agreement described below, bankruptcy and material judgments and liabilities.

Subordinated Credit Agreement

On January 31, 2008, the Partnership entered into a subordinated credit agreement with Société Générale, as administrative agent, The Royal Bank of Canada, as syndication agent, and the lenders signatory thereto, which we refer to as the Subordinated Credit Agreement. The Subordinated Credit Agreement has a maximum commitment of $50 million, all of which was borrowed at closing. Outstanding amounts under the Subordinated Credit Agreement bear interest at the reference rate announced from time to time by Société Générale or, if the Partnership elects, at the London Interbank Offered Rate plus, in each case, the amount set forth below:

Date	Eurodollar Rate (LIBOR) Advances	Base Rate Advances
01/31/08 – 04/30/08	5.0%	4.0%
05/01/08 – 01/31/08	5.5%	4.5%
After 07/31/08	6.5%	5.5%

Subject to earlier termination rights and events of default, the Subordinated Credit Agreement’s stated maturity date is January 31, 2009. Interest is payable quarterly on reference rate advances and not less than quarterly on Eurodollar advances. The Partnership is permitted to terminate the Subordinated Credit Agreement, and under certain circumstances, may be required, from time to time, to make prepayments under the Subordinated Credit Agreement.

Each of the GP and the Operating Company has guaranteed the Partnership’s obligations under the Subordinated Credit Agreement on a subordinated secured basis. Obligations under the

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Subordinated Credit Agreement are secured by subordinated security interests, subject to certain permitted encumbrances, in property and assets of the Partnership, GP, and the Operating Company comprising at least 90% of the PV-10 of their proved reserves and the related oil and gas properties, other than the GP’s general partner units in the Partnership.

Under the Subordinated Credit Agreement, the Partnership is subject to customary covenants, including certain financial covenants and reporting requirements. The Subordinated Credit Agreement requires the Partnership to maintain a minimum current ratio as of the last day of each quarter of 1.0 to 1.0 and an interest coverage ratio (defined as the ratio of consolidated EBITDA to consolidated interest expense) as of the last day of each quarter of not less than 2.50 to 1.00.

In addition to the foregoing and other customary covenants, the Subordinated Credit Agreement contains a number of covenants that, among other things, will restrict the Partnership’s ability to:

•	incur or guarantee additional indebtedness;
•	transfer or sell assets;
•	create liens on assets;
•	engage in transactions with affiliates;
•	make any change in the principal nature of its business; and
•	permit a change of control.

The Subordinated Credit Agreement also contains customary events of default, including nonpayment of principal or interest, violations of covenants, cross default and cross acceleration to certain other indebtedness including the Credit Facility, bankruptcy and material judgments and liabilities.

Hedge Agreements

Both the Credit Facility and the Subordinated Credit Agreement required the Partnership to enter into hedging agreements for not less than 85% of its estimated natural gas and crude oil production from its proved developed producing reserves through December 2011. On several occasions since May 25, 2007, the Partnership has entered into fixed price commodity swaps at then current market prices, which when combined cover approximately 85% of the Partnership’s currently estimated production from its proved developed producing reserves through December 2011. The average prices for these commodity hedges is $84.54 per Bbl of oil and $8.32 per Mcf of natural gas.

Intercreditor Agreement

On January 31, 2008, the Partnership entered into an Intercreditor and Subordination Agreement, which we refer to as the Intercreditor Agreement, pursuant to which the lenders under the Subordinated Credit Agreement agreed to subordinate the obligations under the Subordinated Credit Agreement to those under the Credit Facility. Generally, under the terms of

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the Intercreditor Agreement, the Partnership, GP and the Operating Company may make payments of principal and interest under the Subordinated Credit Agreement so long as there is no event of default or a borrowing base deficiency under the Credit Facility. In addition, the Partnership is permitted to re-pay any outstanding indebtedness under the Subordinated Credit Agreement with the net proceeds of an equity offering after curing any borrowing base deficiency under the Credit Facility.

Item 2.01	Completion of Acquisition or Disposition of Assets.

On January 31, 2008, the Operating Company consummated its previously announced acquisition of certain oil and gas properties located in various states from St. Mary Land & Exploration Company and certain other sellers. The properties are primarily located in the Rockies and Mid-Continent regions of the United States, and include approximately 57.2 Bcfe (9,525 MBOE) of the estimated proved reserves for $126.0 million.

The Partnership borrowed approximately $113.1 million under its Credit Facility and $50 million under its Subordinated Credit Agreement in order to complete this acquisition and repay its previously outstanding indebtedness of $45.9 million. For a complete description of these credit facilities, please see Item 1.01.

A copy of the press release announcing the acquisition and certain of the foregoing matters is attached as Exhibit 99.1 to this Current Report on Form 8-K and is incorporated herein by reference.

Item 2.03	Creation of a Direct Financial Obligation or an Obligation Under an Off-Balance Sheet Arrangement of a Registrant.

Please see Item 1.01. The indebtedness incurred by the Partnership under these facilities will be included on Abraxas’ consolidated financial statements.

Item 7.01	Regulation FD Disclosure.

On January 31, 2008, Abraxas announced that it had completed the acquisition of certain oil and gas properties from St. Mary with estimated proved reserves of approximately 4.3 Bcfe (725 MBOE) for a purchase price of approximately $5.6 million. Abraxas paid the purchase price from its internal funds. The right to purchase these properties had been assigned to Abraxas by the Partnership.

Item 9.01	Financial Statements and Exhibits.
(a)	Financial Statements of Businesses Acquired.

To be filed by amendment. The registrant hereby undertakes to file the financial statements required to be filed in response to this item on an amendment to its Current Report on Form 8-K no later than 71 calendar days after February 6, 2008.

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(b)	Pro Forma Financial Information.

To be filed by amendment. The registrant hereby undertakes to file the financial information required to be filed in response to this item on an amendment to its Current Report on Form 8-K no later than 71 calendar days after February 6, 2008.

(c)	Exhibits.
Exhibit 10.1

Purchase and Sale Agreement dated December 11, 2007, between St. Mary Land & Exploration Company, the other sellers named therein and Abraxas Operating, LLC (Previously filed as Exhibit 10.1 to Current Report on Form 8-K filed on December 11, 2007)

Exhibit 10.2

Amended and Restated Credit Agreement dated January 31, 2008 among Abraxas Energy Partners, L.P., the lenders party thereto, Société Générale as Administrative Agent and Issuing Lender, The Royal Bank of Canada, as Syndication Agent, and The Royal Bank of Scotland PLC, as Documentation Agent.

Exhibit 10.3

Subordinated Credit Agreement dated January 31, 2008 among Abraxas Energy Partners, L.P., the lenders party thereto, Société Générale, as Administrative Agent, and The Royal Bank of Canada, as Syndication Agent.

Exhibit 10.4

Intercreditor and Subordination Agreement dated January 31, 2008 among Abraxas Energy Partners, L.P., the Senior Lenders party thereto, the Subordinated Lenders party thereto and Société Générale, as Administrative Agent.

Exhibit 99.1	Press Release dated January 31, 2008.

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Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

ABRAXAS PETROLEUM CORPORATION

By: /s/ Chris E. Williford

Chris E. Williford

Executive Vice President, Chief Financial

Officer and Treasurer

Dated: February 6, 2008

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